EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Fourth Quarter and Full Year 2025 Results

EDINBURG, Va., Feb. 26, 2026 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced fourth quarter and full year 2025 financial and operating results.

Fourth Quarter 2025 Highlights

  Glo Fiber Expansion Markets revenue grew 39.0% over the fourth quarter of 2024 to $23.0 million.
  Total revenue grew 7.2% to $91.6 million.
  Net loss from continuing operations was $5.4 million compared to $6.2 million in the fourth quarter of 2024.
  Adjusted EBITDA1 grew 31.3% to $33.5 million.
  Adjusted EBITDA margin expanded from 29.8% to 36.5%, an increase of 670 basis points.
  Closed an inaugural offering of $567.4 million aggregate principal amount of secured fiber network revenue term notes.

2025 Highlights

  Glo Fiber Expansion Markets revenue grew 42.7% year over year to $82.6 million.
  Total revenue grew 9.1% to $357.9 million.
  Net loss from continuing operations was $32.9 million compared to $28.4 million in 2024.
  Adjusted EBITDA2 grew 26.0% to $119.1 million.
  Adjusted EBITDA margin expanded from 28.8% to 33.3%, an increase of 450 basis points.

“We finished 2025 with strong momentum, executing on our growth strategy, strengthening the balance sheet, and enhancing our high‑value fiber businesses,” said Ed McKay, President and Chief Executive Officer. “Our Asset-Backed Securitization refinancing will reduce annual cash interest expense by over $10 million and fully fund completion of our Glo Fiber build by the end of 2026. With Glo Fiber and Commercial Fiber serving as primary growth engines, we are well positioned for sustained long‑term growth and positive free cash in 2027.”

Shentel’s fourth quarter earnings conference call will be webcast at 8:30 a.m. ET on Thursday, February 26, 2026. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/. For Analysts, please register to dial-in at this link.

Fourth Quarter 2025 Results Compared with Fourth Quarter 2024 Results

  Residential & SMB - Glo Fiber Expansion Markets revenue increased $6.5 million, or 39.0%, primarily due to 36.9% growth in data revenue generating units (“RGUs”).
  Residential & SMB - Incumbent Broadband Markets revenue decreased $1.7 million, or 4.0%, primarily due to lower video and data revenues from a 14.8% decline in video RGUs and a 2.4% decline in data average revenue per unit (“ARPU”). Broadband data subscribers grew 0.6%.
  Commercial Fiber revenue increased $2.0 million or, 10.8%, primarily due to an unfavorable deferred revenue adjustment in the fourth quarter 2024.
  RLEC & Other revenue decreased $0.5 million, or 7.4%, primarily due to lower data service line (“DSL”) revenue from a 24.4% decline of DSL RGUs, partially due to customers migrating to our broadband data service in the recently constructed passings supported by government grants.
  Cost of services decreased $1.1 million, or 3.3%, primarily due to decreases in network payroll due to synergy savings realized from the Horizon acquisition and higher capitalized labor from a strong quarter of fiber construction.
  Selling, general and administrative expense decreased $1.3 million, or 4.5%, primarily due to decreases in general and administrative payroll due to synergy savings realized from the Horizon acquisition, lower bad debt and stock compensation expense, partially offset by increases in operating taxes.
  Restructuring, integration and acquisition expense decreased $0.7 million, or 81.6%. Restructuring, integration and acquisition expense in 2024 related primarily to costs incurred to effect the Horizon Transaction and integration expenses during the post-acquisition period.
  Depreciation and amortization increased $4.4 million, or 15.7%, primarily due to the Company’s expansion of its Glo Fiber network.
  Interest expense increased $3.5 million, or 85.0%, primarily due to an increase in the Company’s outstanding debt.

Full Year 2025 Results Compared with Full Year 2024 Results

  Shentel acquired Horizon on April 1, 2024, and consequently, results for the year ended December 31, 2024 included nine months of Horizon revenue, whereas the comparable year ended December 31, 2025 included twelve months of Horizon revenue. Information about year over year variances noted below includes the results of the acquired Horizon markets during the first three months of 2025 and explanations of the remaining consolidated changes.
  Residential & SMB - Glo Fiber Expansion Markets3 revenue increased $24.7 million, or 42.7%. Shentel recognized $0.7 million of revenues earned in the acquired Horizon markets in the first quarter of 2025. The remaining increase of $24.0 million was primarily due to 42.0% growth in data RGUs and 16.3% growth in video RGUs associated with the Company’s investment in expanded geographies for Glo Fiber.
  Residential & SMB - Incumbent Broadband Markets4 revenue decreased $5.1 million, or 2.9%. Shentel recognized $1.7 million of revenues earned in the acquired Horizon markets in the first quarter of 2025. The remaining decrease of $6.8 million was primarily due to lower video and data revenues from a 14.5% decline in video RGUs, lower Universal Service Fund revenues and a 1.6% decline in data ARPU.
  Commercial Fiber revenue increased $9.3 million, or 13.2%. Shentel recognized $9.9 million of revenues earned in the acquired Horizon markets in the first quarter of 2025. The remaining decrease of $0.6 million was primarily due to non-cash deferred revenue adjustments for a carrier customer and early termination fees earned in the prior year.
  RLEC & Other revenue increased $1.0 million, or 3.9%. Shentel recognized $2.9 million of revenues earned in the acquired Horizon markets in the first quarter of 2025. The remaining decrease of $1.9 million was primarily due to lower DSL revenue from a 19.8% decline of DSL RGUs, partially due to customers migrating to our broadband data service in the recently constructed passings supported by government grants.
  Cost of services increased $2.0 million, or 1.6%. Shentel incurred $7.6 million of costs incurred in the acquired Horizon markets in the first quarter of 2025. The remaining decrease of $5.6 million was primarily due to decreases in network payroll and line costs driven by synergy savings and decreased programming expenses associated with the declines in video RGUs.
  Selling, general and administrative expense increased $3.0 million, or 2.6%. Shentel incurred $3.2 million of selling, general and administrative costs incurred in the acquired Horizon markets in first quarter of 2025. The remaining decrease of $0.2 million was primarily due to decreases in employee compensation, professional fees driven by synergy savings and lower bad debt, partially offset by increases in operating taxes and advertising costs.
  Restructuring, integration and acquisition expense decreased $13.3 million, or 91.9%. Restructuring, integration and acquisition expense in 2024 related primarily to costs incurred to effect the Horizon Transaction and integration expenses during the post-acquisition period.
  Depreciation and amortization increased $32.8 million, or 33.2%. Shentel incurred $9.2 million of depreciation and amortization related to the tangible and intangible assets acquired in the Horizon Transaction during the first quarter of 2025. The remaining increase of $23.6 million was due to the Company’s expansion of its Glo Fiber network and a $7.4 million write-off of inventory assets no longer expected to be used.
  Interest expense increased by $9.5 million, or 59.6% primarily due to an increase in the Company’s outstanding debt.

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1 See “Non-GAAP Financial Measures” below for a reconciliation to the most comparable GAAP measure.
2 See “Non-GAAP Financial Measures” below for a reconciliation to the most comparable GAAP measure.
3 Glo Fiber Expansion Markets consists of fiber to the home (“FTTH”) passings in greenfield expansion markets.
4 Incumbent Broadband Markets consists of incumbent cable markets and incumbent telephone markets with FTTH passings.

Other Information

  Capital expenditures were $358.9 million for the year ended December 31, 2025, compared with $319.1 million in 2024. The $39.8 million increase in capital expenditures was primarily driven by government-subsidized network expansion projects in previously unserved areas of Incumbent Broadband Markets.
  The Company received $62.5 million and $19.2 million in government grant cash reimbursements during the years ended December 31, 2025 and 2024, respectively.
  Shentel Issuer LLC (“Shentel Issuer”), a wholly-owned subsidiary of Shentel, closed its inaugural offering of $567.4 million aggregate principal amount of secured fiber network revenue term notes, consisting of $489.1 million 5.64% Series 2025-1, Class A-2 term notes and $78.3 million 6.03% Series 2025-1, Class B term notes, each with an anticipated repayment date in December 2030 (collectively, the “ABS Notes”). As part of the same Indenture and fiber network assets and related customer contracts that govern and secure the ABS Notes, Shentel Issuer entered into a revolving $175.0 million variable funding note facility (the “VFN”) due December 2029. Shentel Issuer entered into a $25 million delay draw Liquidity Funding Note facility (the “LFN”, together with the Class A-2 Notes, Class B notes, and the VFN, the “ABS Notes”) with Bank of America. The LFN is subject to the same collateral and covenant framework, including pro-forma leverage and debt service coverage ratios as defined in the ABS Indenture. Shentel Issuer may draw on the LFN solely for the purpose of funding amounts due and payable for certain Priority of Payments as defined in the ABS Indenture and when restricted cash funds required by ABS Indenture are insufficient. The Company had no borrowings under the VFN and LFN at Closing and as of December 31, 2025. Concurrently, Shentel Broadband Operations LLC (“Shentel Broadband”), a wholly-owned indirect subsidiary of the Company, entered into a new $175.0 million Revolving Credit Facility (the “RCF”) due December 2030. Shentel used a portion of the proceeds from the issuance of the ABS Notes and the RCF to repay the outstanding principal on the Company’s existing debt.
  As of December 31, 2025, the Company’s total available liquidity was $234.9 million, consisting of (i) cash and cash equivalents totaling $27.3 million; (ii) restricted cash as required by the ABS indenture totaling $20.9 million (iii) $92.8 million of availability under the Shentel Broadband’s RCF; (iv) $44.3 million under Shentel Issuer’s VFN; and (v) an aggregate of $49.6 million remaining reimbursements available under government grants, subject to fulfilling the terms of the underlying agreements. In addition, the Company has $130.7 million of VFN commitments that are not available to draw as of December 31, 2025. The available capacity of the VFN will increase based on the secured fiber network revenue growth from the ABS Entities multiplied by (i) a margin as defined in the ABS Indenture and (ii) 6.25x multiple.
  On February 23, 2026, the Company announced a reduction in force of approximately 10% of its employees to align the business with the end of the Glo Fiber construction phase that is expected to be substantially complete by end of 2026. Employee departure dates will be staggered with the largest impact in the fourth quarter of 2026. The Company expects to save approximately $12.3 million annually beginning in 2027 with approximately half of the savings impacting operating expenses and half impacting capitalized labor that is included in capital expenditures. The Company expects to incur approximately $3.1 million in restructuring costs to achieve these savings.

2026 Financial Outlook

The Company initiates its 2026 financial guidance.

	Year Ending December 31, 2026	Year Ended December 31, 2025	% Change 2025 to 2026 Midpoint
(dollars in millions)	Guidance Range
Total Revenue	$370 - $377	$358	4.4%
Adjusted EBITDA[1]	$131 - $136	$119	12.1%
Capital Expenditures, net of government grant reimbursements	$220 - $250	$296	(20.7)%

1 Further clarification and explanation of this non-GAAP measure can be found in the “Non-GAAP Financial Measures” section of this release below.

The 2026 financial guidance presented above does not reflect any assumptions regarding the potential impacts of the evolving tariff environment and disruption and uncertainty caused by a U.S. government shutdown, including uncertainty regarding the timing of federal funding and grant payments. The Company does not provide a reconciliation for Adjusted EBITDA forecasts (which represents a forecast of a non-GAAP financial measure) because it cannot predict the special items that could arise without unreasonable effort.

Conference Call and Webcast

Date: Thursday, February 26, 2026
Time: 8:30 a.m. (ET)
Listen via Internet: https://investor.shentel.com/
For Analysts, please register to dial-in at this link.

A live webcast of the call will be available on the “Investor Relations” page of the Company’s website at http://investor.shentel.com/.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art fiber optic and cable networks to residential and commercial customers in eight contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dark fiber leasing, and managed network services. The Company owns an extensive regional network with over 19,000 route miles of fiber. For more information, please visit www.shentel.com.

This release contains forward-looking statements and projections about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Reports on Form 10-Q. Those factors may include, among others, changes in overall economic conditions including rising inflation, changes in tariffs, new or changing regulatory requirements, disruption and uncertainty caused by a U.S. government shutdown, including uncertainty regarding the timing of federal funding and grant payments, changes in technologies, changes in competition, changing demand for our products and services, our ability to execute our business strategies, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
Shenandoah Telecommunications Company Lucas Binder Vice President of Corporate Finance 540-984-4800 Lucas.Binder@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Figures for the quarters ended December 31, 2025 and 2024 are unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Residential & SMB - Incumbent Broadband Markets[1]	$41,537	$43,249	$169,668	$174,795
Residential & SMB - Glo Fiber Expansion Markets[2]	23,013	16,561	82,558	57,872
Commercial Fiber	20,263	18,281	79,315	70,057
RLEC & Other	6,779	7,321	26,313	25,334
Service revenue and other	$91,592	$85,412	$357,854	$328,058
Operating expenses:
Cost of services exclusive of depreciation and amortization	32,080	33,171	130,118	128,112
Selling, general and administrative	27,661	28,970	118,187	115,193
Restructuring, integration and acquisition	164	893	1,173	14,509
Depreciation and amortization	32,560	28,132	131,613	98,835
Total operating expenses	92,465	91,166	381,091	356,649
Operating loss	(873)	(5,754)	(23,237)	(28,591)
Other (expense) income:
Interest expense	(7,690)	(4,157)	(25,374)	(15,897)
Other income, net	1,418	1,819	6,755	6,461
Loss from continuing operations before income taxes	(7,145)	(8,092)	(41,856)	(38,027)
Income tax benefit	(1,772)	(1,902)	(8,913)	(9,670)
Loss from continuing operations	(5,373)	(6,190)	(32,943)	(28,357)
Discontinued operations:
Income from discontinued operations, net of tax	—	34	—	1,957
Gain on the sale of discontinued operations, net of tax	—	3,412	—	220,217
Total income from discontinued operations, net of tax	—	3,446	—	222,174
Net (loss) income	(5,373)	(2,744)	(32,943)	193,817
Dividends on redeemable noncontrolling interest	1,957	1,791	6,449	3,429
Net (loss) income attributable to common shareholders	$(7,330)	$(4,535)	$(39,392)	$190,388

Net (loss) income per share attributable to common shareholders, basic and diluted:
Basic - Loss from continuing operations	$(0.10)	$(0.11)	$(0.71)	$(0.59)
Basic - Income from discontinued operations, net of tax	—	0.06	—	4.13
Basic net (loss) income per share	$(0.10)	$(0.05)	$(0.71)	$3.54

Diluted - Loss from continuing operations	$(0.10)	$(0.11)	$(0.71)	$(0.59)
Diluted - Income from discontinued operations, net of tax	—	0.06	—	4.13
Diluted net (loss) income per share	$(0.10)	$(0.05)	$(0.71)	$3.54

Weighted average shares outstanding, basic	55,151	54,798	55,100	53,722
Weighted average shares outstanding, diluted	55,151	54,798	55,100	53,722

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1. Incumbent Broadband Markets consists of Incumbent Cable Markets and Incumbent Telephone Markets with FTTH passings.
2. Glo Fiber Expansion Markets consists of FTTH passings in greenfield expansion markets.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2025 and 2024

(in thousands)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$27,259	$46,272
Restricted cash and cash equivalents	$20,945	$—
Accounts receivable, net of allowance for credit losses of $829 and $1,156, respectively	31,497	29,722
Income taxes receivable	2,544	1,244
Prepaid expenses and other	15,198	17,282
Total current assets	97,443	94,520
Investments	16,510	15,709
Property, plant and equipment, net	1,601,609	1,438,538
Goodwill	67,538	67,055
Intangible assets, net	89,353	90,668
Operating lease right-of-use assets	19,657	19,548
Deferred charges and other assets	18,652	14,235
Total assets	$1,910,762	$1,740,273
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized loan fees	$—	$9,204
Accounts payable	61,355	57,820
Advanced billings and customer deposits	16,909	16,104
Accrued compensation	13,334	16,283
Current operating lease liabilities	2,819	3,060
Accrued liabilities and other	14,079	12,100
Total current liabilities	108,496	114,571
Long-term debt, less current maturities, net of unamortized loan fees	628,237	407,675
Other long-term liabilities:
Deferred income taxes	157,618	167,716
Benefit plan obligations	4,150	4,945
Non-current operating lease liabilities	10,632	10,794
Other liabilities	32,340	33,525
Total other long-term liabilities	204,740	216,980
Commitments and contingencies (Note 16)
Temporary equity:
Redeemable noncontrolling interest	88,506	82,464
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 54,899 and 54,605 issued and outstanding at December 31, 2025 and 2024, respectively	—	—
Additional paid in capital	157,216	147,733
Retained earnings	723,567	768,997
Accumulated other comprehensive income, net of taxes	—	1,853
Total shareholders’ equity	880,783	918,583
Total liabilities, temporary equity and shareholders’ equity	$1,910,762	$1,740,273

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2025 and 2024

(in thousands)	2025	2024
Cash flows from operating activities:
Net (loss) income	$(32,943)	$193,817
Income from discontinued operations, net of tax	—	222,174
(Loss) income from continuing operations	(32,943)	(28,357)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	129,677	96,908
Amortization of intangible assets	1,936	1,545
Provision for credit losses	1,452	2,132
Stock-based compensation expense, net of amount capitalized	9,590	9,837
Deferred income taxes	(9,463)	(9,759)
Impairment expense	—	382
Other, net	(52)	626
Changes in assets and liabilities, net of effects of business acquisition:
Accounts receivable	413	(2,452)
Current income taxes	973	1,382
Operating lease assets and liabilities, net	(914)	(361)
Other assets	(868)	(3,268)
Accounts payable	1,029	(2,240)
Other deferrals and accruals	2,441	3,004
Net cash provided by operating activities - continuing operations	103,271	69,379
Net cash used in operating activities - discontinued operations	(2,273)	(6,812)
Net cash provided by operating activities	100,998	62,567

Cash flows from investing activities:
Capital expenditures	(358,919)	(319,070)
Government grants received	62,515	19,238
Proceeds from escrow related to business acquisition	6,471	—
Cash disbursed for acquisition, net of cash acquired	(5,000)	(347,411)
Proceeds from sale of assets and other	269	2,010
Net cash used in investing activities - continuing operations	(294,664)	(645,233)
Net cash provided by provided by investing activities - discontinued operations	—	305,827
Net cash used in investing activities	(294,664)	(339,406)

Cash flows from financing activities:
Principal payments on long-term debt	(592,956)	(7,044)
Proceeds from credit facility borrowings	816,736	125,000
Payments for debt issuance and amendment costs	(18,691)	(4,570)
Proceeds from the issuance of redeemable noncontrolling interest, net of financing fees paid	—	79,380
Dividends paid	(6,445)	(5,805)
Taxes paid for equity award issuances	(1,035)	(1,727)
Payments for financing arrangements and other	(2,011)	(1,378)
Net cash provided by financing activities	195,598	183,856
Net increase (decrease) in cash, cash equivalents, and restricted cash	1,932	(92,983)
Cash, cash equivalents, and restricted cash, beginning of period	46,272	139,255
Cash, cash equivalents, and restricted cash, end of period	$48,204	$46,272

Supplemental Disclosures of Cash Flow Information
Interest paid, net of amounts capitalized	$(20,798)	$(12,075)

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as (loss) income from continuing operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment expense, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of Loss from continuing operations, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
(Loss) income from continuing operations	$(5,373)	$(6,190)	$(32,943)	$(28,357)
Depreciation and amortization	32,560	28,132	131,613	98,835
Interest expense	7,690	4,157	25,374	15,897
Other expense (income), net	(1,418)	(1,819)	(6,755)	(6,461)
Income tax (benefit) expense	(1,772)	(1,902)	(8,913)	(9,670)
Stock-based compensation	1,620	2,217	9,590	9,837
Restructuring, integration and acquisition	164	893	1,173	14,509
Adjusted EBITDA	$33,471	$25,488	$119,139	$94,590

Adjusted EBITDA margin	37%	30%	33%	29%

Supplemental Information

Operating Statistics

	December 31, 2025	December 31, 2024
Homes and businesses passed (1)	679,044	585,340
Incumbent Broadband Markets	252,224	239,041
Glo Fiber Expansion Markets	426,820	346,299

Residential & SMB RGUs:
Broadband Data	199,947	176,465
Incumbent Broadband Markets	111,962	111,325
Glo Fiber Expansion Markets	87,985	65,140
Video	35,818	40,023
Voice	26,693	25,528
Total Residential & SMB RGUs (excludes RLEC)	262,458	242,016

Residential & SMB Penetration (2)
Broadband Data	29.4%	30.1%
Incumbent Broadband Markets	44.4%	46.6%
Glo Fiber Expansion Markets	20.6%	18.8%
Video	5.3%	6.8%
Voice	4.2%	4.5%

Fiber route miles	19,067	16,830
Total fiber miles (3)	1,996,620	1,858,081

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(1) Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2) Penetration is calculated by dividing the number of RGUs by the number of passings or available homes, as appropriate.
(3) Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Residential and SMB ARPU
	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
Residential and SMB Revenue:
Incumbent Broadband Markets	$27,536	$28,077	$110,896	$111,353
Glo Fiber Expansion Markets	19,803	14,133	70,812	49,146
Broadband Data	47,339	42,210	181,708	160,499
Video	13,677	14,172	56,578	57,940
Voice	2,625	2,549	10,314	10,256
Discounts, adjustments and other	909	879	3,626	3,972
Total Residential & SMB Revenue	$64,550	$59,810	$252,226	$232,667

Average RGUs:
Incumbent Broadband Markets	111,967	111,384	111,785	110,888
Glo Fiber Expansion Markets	85,434	62,387	76,586	53,432
Broadband Data	197,401	173,771	188,371	164,320
Video	36,208	40,596	37,655	41,491
Voice	26,588	26,588	26,205	24,951

ARPU: (1)
Incumbent Broadband Markets	$81.98	$84.02	$82.67	$83.68
Glo Fiber Expansion Markets	$77.27	$75.51	$77.05	$76.63
Broadband Data	$79.93	$80.97	$80.39	$81.40
Video	$125.91	$116.37	$125.21	$116.37
Voice	$32.91	$33.32	$32.80	$34.25

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(1) Average Revenue Per RGU calculation = (Residential & SMB Revenue) / average RGUs / 3 months.